Exhibit 99.1

TreeHouse Foods, Inc. Reports Second Quarter 2024 Results
Q2 Profit Exceeds Guidance Range
Reaffirms 2024 Net Sales Outlook, Including 2H Volume Growth
Narrows 2024 Adjusted EBITDA Range

•Net sales of $788.5 million was above the mid-point of the Company's guidance range of $770 to $800 million.
•Net loss from continuing operations was $(16.7) million.
•Adjusted EBITDA1 of $70.6 million exceeded the Company's guidance range of $55 to $65 million.
•Repurchased approximately $45 million of Company shares during the quarter.
•Reaffirmed 2024 outlook for net sales of $3.43 to $3.50 billion and free cash flow2 of at least $130 million; narrowed adjusted EBITDA2 outlook of $360 to $380 million.

Oak Brook, IL, August 5, 2024 — TreeHouse Foods, Inc. (NYSE: THS) today reported financial results for the second quarter of 2024.

"I'm pleased with our second quarter performance, which included sequentially improved net sales trends and profit that exceeded the upper-end of our guidance," said Steve Oakland, Chairman, Chief Executive Officer, and President. "Our teams made significant progress converting net sales opportunities and executing on our supply chain initiatives this quarter. The combination of these efforts, along with our work to restore one of our Broth facilities, contributed to the improvement of our overall business performance and the building of momentum at TreeHouse. As a result, I am confident we are well positioned to deliver on our expected annual net sales growth and free cash flow targets, and achieve our updated profitability guidance."

Mr. Oakland continued, "I would like to reiterate the compelling opportunity for private brands growth, which continues to benefit from enhanced retailer investment and consumer tailwinds. Private brands outperformed national brands across our categories, driving additional unit share gains again this quarter. We believe the journey to focus TreeHouse's strategic capabilities and depth across our snacking and beverage portfolio combined with continued improvement in execution position us well to deliver profitable volume growth beginning in the third quarter."

SECOND QUARTER 2024 FINANCIAL RESULTS

Net Sales — Net sales for the second quarter of 2024 totaled $788.5 million compared to $803.5 million for the same period last year, a decrease of $15.0 million, or 1.9%. The change in net sales from 2023 to 2024 was due to the following:

	Three Months	Six Months
	(unaudited)	(unaudited)
Pricing	(3.0)%	(2.7)%
Volume/mix excluding business acquisitions	(1.1)	(2.0)
Volume/mix impact from broth facility restoration	(0.9)	(1.6)
Total change in organic net sales[1]	(5.0)%	(6.3)%
Volume/mix related to business acquisitions	3.2	3.5
Foreign currency	(0.1)	(0.1)
Total change in net sales	(1.9)%	(2.9)%

The net sales decrease of 1.9% was primarily due to targeted commodity-driven pricing adjustments. Additionally, the decrease was due to unfavorable volume/mix related to planned distribution exits primarily in our coffee and in-store bakery categories, as well as the restoration of one of our broth facilities. These items were partially offset by volume/mix from the acquisition of the Coffee Roasting Capability, as well as new business wins.

Gross Profit — Gross profit as a percentage of net sales was 16.3% in the second quarter of 2024, compared to 16.6% in the second quarter of 2023, a decrease of 0.3 percentage points. The decrease in Gross profit is primarily due to costs incurred from the restoration of one of our broth facilities. Adjusted gross profit[1] as a percentage of net sales was 17.2% in the second quarter of 2024, compared to 16.6% in the second quarter of 2023, an increase of 0.6 percentage points. The increase in Adjusted gross profit was primarily due to execution of supply chain initiatives, particularly in procurement.

Total Operating Expenses — Total operating expenses were $132.3 million in the second quarter of 2024 compared to $102.9 million in the second quarter of 2023, an increase of $29.4 million. The increase in expense was primarily due to a non-cash impairment charge of $19.3 million recognized in the second quarter of 2024 due to forecasted cash flow losses in the Ready-to-drink beverages business resulting in a decision to exit this business. Additionally, increased personnel and capability investments and minimal TSA income in the current period were partially offset by lower freight costs and TSA-related expense reductions.

Total Other Expense (Income) — Total other expense was $16.9 million in the second quarter of 2024 compared to total other income of $1.1 million in the second quarter of 2023, an increase in expense of $18.0 million. This was primarily due to a decrease in interest income of $10.7 million from the Seller Promissory Note, which was repaid in the fourth quarter of 2023. Additionally, a $7.9 million unfavorable change in non-cash mark-to-market impact from hedging activities, largely driven by interest rate swaps, as well as unfavorable currency exchange rate impacts of $4.8 million between the U.S. and Canada, contributed to the increase in expense in the second quarter of 2024. This was partially offset by a decrease of $3.6 million in interest expense due to a decrease in borrowings on our Revolving Credit Facility and a decrease of $1.4 million in costs related to the Receivables Sales Program due to decreased usage.

Income Taxes — Income taxes were recognized at an effective rate of 20.1% in the second quarter of 2024 compared to 28.7% recognized in the second quarter of 2023. The change in the Company’s effective tax rate is primarily driven by changes in the amount of executive compensation that is not deductible for tax purposes.

Net (Loss) Income from Continuing Operations and Adjusted EBITDA — Net loss from continuing operations for the second quarter of 2024 was $16.7 million, compared to net income from continuing operations of $22.4 million for the same period of the previous year. Adjusted EBITDA[1] from continuing operations was $70.6 million in the second quarter of 2024, compared to $76.3 million in the second quarter of 2023, a decrease of $5.7 million. The decrease is primarily due to personnel and capability investments and the restoration of one of our broth facilities. This was partially offset by supply chain savings, including favorable commodity and freight costs.

Discontinued Operations — Net income from discontinued operations decreased by $0.9 million in the second quarter of 2024 compared to the second quarter of 2023. The decrease is primarily a result of the divestiture of a significant portion of the Meal Preparation business on October 3, 2022 and a related favorable adjustment of $1.0 million to our loss on disposal during the second quarter of 2023.

Net Cash Used in Operating Activities from Continuing Operations — Net cash used in operating activities from continuing operations was $71.8 million in the first six months of 2024 compared to $46.6 million in the first six months of 2023, an increase in cash used of $25.2 million. The increase in net cash used in operating activities was primarily attributable to a decrease in cash flows from the Receivables Sales Program due to reduced factoring utilization. Additionally, the increase in net cash used was driven by lower cash earnings. This was partially offset by an increase in cash flow from accounts payable due to improved working capital management.

Share Repurchase — During the second quarter of 2024, the Company repurchased approximately 1.3 million shares of common stock at a weighted average price of $35.81 for a total of $44.8 million, excluding excise tax. At the end of the second quarter, the Company had $78.0 million available under its share repurchase authorization.

OUTLOOK2
TreeHouse updated its previously-issued full year 2024 guidance:

•We continue to expect Net sales in the range of $3.43 to $3.50 billion, which represents approximately 0% to 2% year-over-year growth.

•We are narrowing our expectations for Adjusted EBITDA to a range of $360 to $380 million. This reflects our first half performance and our assumption that some consumer-driven mix trends continue during the second half of the year. The Company continues to expect sequential improvement in Adjusted EBITDA as the year progresses, driven by the following:
◦Net sales improvement due to new distribution wins that largely begin in the third quarter;
◦Cost savings initiatives provide greatest impact beginning in third and fourth quarters;
◦Our return to normalized service levels in our Broth business ahead of the upcoming peak season; and
◦Incremental pricing actions to recover recent commodity inflation related to cocoa.

•Net interest expense is continued to be expected in the range of $56 to $62 million.

•The Company continues to expect capital expenditures of approximately $145 million.

•The Company continues to expect free cash flow of at least $130 million.

With regard to the third quarter, TreeHouse expects the following:

•Third quarter net sales are expected in a range of $865 to $895 million, which represents approximately flat to 4% growth year-over-year. Organic volume and mix are expected to be up low-single digits. Pricing is expected to be approximately flat.

•Third quarter Adjusted EBITDA from continuing operations is expected in a range of $98 to $108 million, which reflects a timing shift as a result of favorable freight costs moving into the second quarter from the third quarter.
________________________________________________
1 Adjusted EBITDA, adjusted gross profit, free cash flow, and organic net sales are non-GAAP financial measures. See "Comparison of Non-GAAP Information to GAAP Information" for the definitions of the Non-GAAP measures, information concerning certain items affecting comparability, and reconciliations of GAAP to Non-GAAP measures.

2 The Company is not able to reconcile prospective adjusted EBITDA from continuing operations or free cash flow, which are Non-GAAP financial measures, to the most comparable GAAP financial measures without unreasonable effort due to the inherent uncertainty and difficulty of predicting the occurrence, financial impact, and timing of certain items impacting GAAP results. These items include, but are not limited to, mark-to-market adjustments of derivative contracts, foreign currency exchange on the re-measurement of intercompany notes, or other non-recurring events or transactions that may significantly affect reported GAAP results.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company's second quarter earnings will be held at 8:30 a.m. (Eastern Time) today. The live audio webcast and a supporting slide deck will be available on the Company's website at www.treehousefoods.com/investors/investor-overview/default.aspx.

DISCONTINUED OPERATIONS

On October 3, 2022, the Company completed the sale of a significant portion of the Company’s Meal Preparation business, including pasta, pourable and spoonable dressing, preserves, red sauces, syrup, dry blends and baking, dry dinners, pie filling, pita chips and other sauces (the "Transaction"). Beginning in the third quarter of 2022, the business of the Transaction is presented as discontinued operations, and, as such, has been excluded from continuing operations for all periods presented.

On September 29, 2023, the Company completed the sale of its Snack Bars business (the "Snack Bars Transaction" or the "Snack Bars Business"). The Snack Bars Transaction represents a component of the single plan of disposal from the Company’s strategic review process, which also resulted in the divestiture of a significant portion of the Meal Preparation business during the fourth quarter of 2022. Beginning in the third quarter of 2023, the Snack Bars Business is presented as a component of discontinued operations and has been excluded from continuing operations for all periods presented.

COMPARISON OF NON-GAAP INFORMATION TO GAAP INFORMATION

The Company has included in this release measures of financial performance that are not defined by GAAP ("Non-GAAP"). A Non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Company's Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive (Loss) Income, Condensed Consolidated Statements of Stockholders' Equity, and the Condensed Consolidated Statements of Cash Flows. As described further below, the Company believes these measures provide useful information to the users of the financial statements.

For each of these Non-GAAP financial measures, the Company provides a reconciliation between the most directly comparable GAAP measure and the Non-GAAP measure, an explanation of why management believes the Non-GAAP measure provides useful information to financial statement users, and any additional purposes for which management uses the Non-GAAP measure. This Non-GAAP financial information is provided as additional information for the financial statement users and is not in accordance with, or an alternative to, GAAP. These Non-GAAP measures may be different from similar measures used by other companies.

Organic Net Sales

Organic net sales is defined as net sales excluding the impacts of business acquisitions, divestitures, and foreign currency. This information is provided in order to allow investors to make meaningful comparisons of the Company's sales between periods and to view the Company's business from the same perspective as Company management.

EBITDA from Continuing Operations, EBITDA from Continuing Operations Margin, Adjusted EBITDA from Continuing Operations, and Adjusted EBITDA from Continuing Operations Margin, Adjusting for Certain Items Affecting Comparability

EBITDA from continuing operations margin and adjusted EBITDA from continuing operations margin are defined as EBITDA from continuing operations and adjusted EBITDA from continuing operations as a percentage of net sales. EBITDA from continuing operations represents net (loss) income from continuing operations before interest expense, interest income, income tax (benefit) expense, and depreciation and amortization expense. Adjusted EBITDA from continuing operations reflects adjustments to EBITDA from continuing operations to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as facility restoration and product recall costs, growth, reinvestment, and restructuring programs, acquisition, integration, divestiture, and related costs, impairment of assets, foreign currency exchange impact on the re-measurement of intercompany notes, mark-to-market adjustments on derivative contracts, and other items that may arise from time to time that would impact comparability, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation, or in determining earnings estimates. EBITDA from continuing operations, and adjusted EBITDA from continuing operations are performance measures commonly used by management to assess operating performance and incentive compensation, and the Company believes they are commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance between periods and as a component of our debt covenant calculations.

Adjusted Gross Profit, Adjusted Total Operating Expenses, Adjusted Operating (Loss) Income, Adjusted Total Other Expense (Income), Adjusted Income Tax Expense (Benefit), Adjusted Net (Loss) Income from Continuing Operations, and Adjusted Diluted Earnings (Loss) Per Share from Continuing Operations, Adjusting for Certain Items Affecting Comparability
Adjusted gross profit, adjusted total operating expenses, adjusted operating (loss) income, adjusted total other expense (income), adjusted income tax expense (benefit), and adjusted net (loss) income from continuing operations represent their respective GAAP presentation line item adjusted for items such as facility restoration and product recall costs, growth, reinvestment, and restructuring programs, acquisition, integration, divestiture, and related costs, impairment of assets, foreign currency exchange impact on the re-measurement of intercompany notes, mark-to-market adjustments on derivative contracts, and other items that may arise from time to time that would impact comparability. Management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation, or in determining earnings estimates. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. The Company has presented each of these adjusted Non-GAAP measures as a percentage of net sales compared to its respective reported GAAP presentation line item as a percentage of net sales. Adjusted diluted earnings (loss) per share from continuing operations ("Adjusted diluted EPS") is determined by dividing adjusted net (loss) income from continuing operations by the weighted average diluted common shares outstanding. Adjusted diluted EPS reflects adjustments to GAAP earnings (loss) per diluted share to identify items that, in management's judgment, significantly affect the assessment of earnings results between periods.
A full reconciliation between the relevant GAAP measure of reported net income (loss) from continuing operations for the three and six months ended June 30, 2024 and 2023 calculated according to GAAP, adjusted net income from continuing operations, and adjusted EBITDA from continuing operations is presented in the attached tables. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

Free Cash Flow from Continuing Operations

In addition to measuring the Company's cash flow generation and usage based upon the operating, investing, and financing classifications included in the Condensed Consolidated Statements of Cash Flows, we also measure free cash flow from continuing operations, which represents net cash used in operating activities from continuing operations less capital expenditures. The Company believes free cash flow is an important measure of liquidity because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities such as funding acquisitions, repaying debt, repurchasing public debt, and repurchasing common stock. A reconciliation between the relevant GAAP measure of cash used in operating activities from continuing operations for the six months ended June 30, 2024 and 2023 calculated according to GAAP and free cash flow from continuing operations is presented in the attached tables.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a leading private brands snacking and beverage manufacturer in North America. Our purpose is to engage and delight - one customer at a time. Through our customer focus and category experience, we strive to deliver excellent service and build capabilities and insights to drive mutually profitable growth for TreeHouse and for our customers. Our purpose is supported by investment in depth, capabilities and operational efficiencies which are aimed to capitalize on the long-term growth prospects in the categories in which we operate.

Additional information, including TreeHouse's most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse's website, http://www.treehousefoods.com.

Contact:
Matt Siler
matthew.siler@treehousefoods.com

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words "believe," "estimate," "project," "expect," "anticipate," "plan," "intend," "foresee," "should," "would," "could," and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release. Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: risks related to quality issues, disruptions, or inefficiencies in our supply chain and/or operations; loss or consolidation of key suppliers; raw material and commodity costs due to inflation; labor strikes or work stoppages; multiemployer pension plans; labor shortages and increased competition for labor; success of our growth, reinvestment, and restructuring programs; our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; competition; our ability to execute on our business strategy; our ability to continue to make acquisitions and execute on divestitures or effectively manage the growth from acquisitions; impairment of goodwill or long lived assets; changes and developments affecting our industry, including customer preferences and the prevalence of weight loss drugs; the outcome of litigation and regulatory proceedings to which we and/or our customers may be a party; product recalls; changes in laws and regulations applicable to us; shareholder activism; disruptions in or failures of our information technology systems; geopolitical events; changes in weather conditions, climate changes, and natural disasters; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2023, and from time to time in our filings with the Securities and Exchange Commission ("SEC"). You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions, except per share data)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$105.8	$320.3
Receivables, net	186.2	175.6
Inventories	592.4	534.0
Prepaid expenses and other current assets	43.9	24.9
Total current assets	928.3	1,054.8
Property, plant, and equipment, net	718.7	737.6
Operating lease right-of-use assets	172.1	193.0
Goodwill	1,822.3	1,824.7
Intangible assets, net	235.3	257.4
Other assets, net	28.3	39.1
Total assets	$3,905.0	$4,106.6
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$493.8	$534.9
Accrued expenses	151.3	169.0
Current portion of long-term debt	0.6	0.4
Total current liabilities	645.7	704.3
Long-term debt	1,398.2	1,396.0
Operating lease liabilities	143.8	165.0
Deferred income taxes	106.0	111.4
Other long-term liabilities	61.2	65.1
Total liabilities	2,354.9	2,441.8
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share, 10.0 shares authorized, none issued	—	—
Common stock, par value $0.01 per share, 90.0 shares authorized, 51.8 and 54.1 shares outstanding as of June 30, 2024 and December 31, 2023, respectively	0.6	0.6
Treasury stock	(323.7)	(234.2)
Additional paid-in capital	2,230.5	2,223.4
Accumulated deficit	(277.3)	(248.9)
Accumulated other comprehensive loss	(80.0)	(76.1)
Total stockholders' equity	1,550.1	1,664.8
Total liabilities and stockholders' equity	$3,905.0	$4,106.6

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$788.5	$803.5	$1,609.2	$1,657.5
Cost of sales	660.2	670.3	1,368.9	1,370.7
Gross profit	128.3	133.2	240.3	286.8
Operating expenses:
Selling and distribution	35.5	39.7	78.4	84.4
General and administrative	54.2	53.9	110.0	107.3
Amortization expense	12.1	12.1	24.2	24.1
Asset impairment	19.3	—	19.3	—
Other operating expense (income), net	11.2	(2.8)	17.6	(0.2)
Total operating expenses	132.3	102.9	249.5	215.6
Operating (loss) income	(4.0)	30.3	(9.2)	71.2
Other expense:
Interest expense	15.6	19.2	31.2	37.0
Interest income	(0.1)	(10.8)	(4.1)	(25.4)
Loss (gain) on foreign currency exchange	1.5	(3.3)	4.9	(3.0)
Other (income) expense, net	(0.1)	(6.2)	(5.0)	3.5
Total other expense (income)	16.9	(1.1)	27.0	12.1
(Loss) income before income taxes	(20.9)	31.4	(36.2)	59.1
Income tax (benefit) expense	(4.2)	9.0	(7.8)	16.3
Net (loss) income from continuing operations	(16.7)	22.4	(28.4)	42.8
Net income (loss) from discontinued operations	—	0.9	—	(4.3)
Net (loss) income	$(16.7)	$23.3	$(28.4)	$38.5

Earnings (loss) per common share - basic:
Continuing operations	$(0.32)	$0.40	$(0.54)	$0.76
Discontinued operations	—	0.02	—	(0.08)
Earnings (loss) per share basic (1)	$(0.32)	$0.41	$(0.54)	$0.68

Earnings (loss) per common share - diluted:
Continuing operations	$(0.32)	$0.39	$(0.54)	$0.75
Discontinued operations	—	0.02	—	(0.08)
Earnings (loss) per share diluted (1)	$(0.32)	$0.41	$(0.54)	$0.68

Weighted average common shares:
Basic	52.3	56.4	53.0	56.3
Diluted	52.3	56.8	53.0	56.8

(1) The sum of the individual per share amounts may not add due to rounding.

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net (loss) income	$(28.4)	$38.5
Net loss from discontinued operations	—	(4.3)
Net (loss) income from continuing operations	(28.4)	42.8
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	72.8	69.7
Asset impairment	19.3	—
Stock-based compensation	11.0	13.1
Unrealized gain on derivative contracts	(8.5)	(3.5)
Deferred TSA income	—	(12.3)
Other	2.7	(1.9)
Changes in operating assets and liabilities, net of acquisitions and divestitures:
Receivables	(10.5)	(3.3)
Inventories	(60.6)	(47.0)
Prepaid expenses and other assets	(6.9)	8.0
Accounts payable	(47.1)	(86.3)
Accrued expenses and other liabilities	(15.6)	(25.9)
Net cash used in operating activities - continuing operations	(71.8)	(46.6)
Net cash used in operating activities - discontinued operations	—	(3.2)
Net cash used in operating activities	(71.8)	(49.8)
Cash flows from investing activities:
Capital expenditures	(51.1)	(54.3)
Proceeds from sale of fixed assets	1.4	—
Acquisitions, net of cash acquired	—	(102.2)
Net cash used in investing activities - continuing operations	(49.7)	(156.5)
Net cash used in investing activities - discontinued operations	—	(15.6)
Net cash used in investing activities	(49.7)	(172.1)
Cash flows from financing activities:
Borrowings under Revolving Credit Facility	9.5	1,544.3
Payments under Revolving Credit Facility	(9.5)	(1,344.8)
Payments on financing lease obligations	(0.3)	(0.3)
Repurchases of common stock	(88.7)	—
Payments related to stock-based award activities	(3.9)	(6.0)
Net cash (used in) provided by financing activities - continuing operations	(92.9)	193.2
Net cash (used in) provided by financing activities - discontinued operations	—	—
Net cash (used in) provided by financing activities	(92.9)	193.2
Effect of exchange rate changes on cash and cash equivalents	(0.1)	2.6
Net decrease in cash and cash equivalents	(214.5)	(26.1)
Cash and cash equivalents, beginning of period	320.3	43.0
Cash and cash equivalents, end of period	$105.8	$16.9

	Six Months Ended June 30,
	2024	2023
Supplemental cash flow disclosures:
Interest paid	$42.5	$45.3
Net income taxes paid	6.6	16.7

Non-cash investing activities:
Capital expenditures incurred but not yet paid	22.3	12.5
Right-of-use assets obtained in exchange for lease obligations	0.3	32.2
Note receivable purchase price adjustment reduction	—	(5.1)
Note receivable increase from paid in kind interest	—	2.2
Deferred payment from acquisition of seasoned pretzel capability	—	4.0

The following table reconciles the Company’s net (loss) income from continuing operations to EBITDA and adjusted EBITDA from continuing operations, for the three months ended June 30, 2024 and 2023:

TREEHOUSE FOODS, INC.
RECONCILIATION OF NET (LOSS) INCOME FROM CONTINUING OPERATIONS TO EBITDA AND ADJUSTED EBITDA FROM CONTINUING OPERATIONS
(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net (loss) income from continuing operations (GAAP)	$(16.7)	$22.4	$(28.4)	$42.8
Interest expense	15.6	19.2	31.2	37.0
Interest income	(0.1)	(10.8)	(4.1)	(25.4)
Income tax (benefit) expense	(4.2)	9.0	(7.8)	16.3
Depreciation and amortization	36.2	34.6	72.8	69.7
EBITDA from continuing operations (Non-GAAP)	30.8	74.4	63.7	140.4
Impairment(1)	19.3	—	19.3	—
Growth, reinvestment, restructuring programs & other(2)	11.5	8.9	18.2	24.2
Broth facility restoration and product recall costs(3)	7.5	—	14.4	—
Acquisition, integration, divestiture, and related costs(4)	1.9	4.8	6.0	8.6
Foreign currency loss (gain) on re-measurement of intercompany notes(5)	1.1	(2.5)	3.5	(2.7)
Mark-to-market adjustments(6)	(1.5)	(9.4)	(8.5)	(3.5)
Shareholder activism(7)	—	—	—	0.3
Tax indemnification(8)	—	0.1	—	0.3
Adjusted EBITDA from continuing operations (Non-GAAP)	$70.6	$76.3	$116.6	$167.6

% of net sales
Net (loss) income from continuing operations margin	(2.1)%	2.8%	(1.8)%	2.6%
EBITDA from continuing operations margin	3.9%	9.3%	4.0%	8.5%
Adjusted EBITDA from continuing operations margin	9.0%	9.5%	7.2%	10.1%

During the three and six months ended June 30, 2024 and 2023, the Company entered into transactions that affected the year-over-year comparison of its financial results from continuing operations as follows:

(1)	During the second quarter of 2024, the Company incurred $19.3 million of non-cash impairment charges related to property, plant, and equipment. The impairment is due to forecasted cash flow losses in the Ready-to-drink beverages business resulting in a decision to exit this business.

(2)	The Company's growth, reinvestment, and restructuring activities are part of an enterprise-wide transformation to improve long-term growth and profitability for the Company.

(3)	On September 22, 2023, the Company initiated a voluntary recall of certain broth products produced at its Cambridge, Maryland facility. Since the voluntary recall, the Company is executing a turnaround plan to restore the facility operations. As a result of these restoration activities, during the three and six months ended June 30, 2024, the Company incurred incremental costs of $7.5 million and $14.4 million, respectively, which include non-cash plant shutdown charges of $4.5 million and $8.9 million, non-cash inventory write-offs of $0.3 million and $2.6 million, and other costs, including product returns and logistics, of $2.7 million and $2.9 million, respectively.

(4)	Acquisition, integration, divestiture, and related costs represents costs associated with completed and potential acquisitions, the related integration of the acquisitions, completed and potential divestitures, and gains or losses on the divestiture of a business. During the three and six months ended June 30, 2024, $1.7 million and $3.7 million were classified in General and administrative, $0.2 million and $2.1 million were classified in Cost of sales, and none and $0.2 million were classified in Other operating expense (income), net, respectively. During the three and six months ended June 30, 2023, $4.6 million and $7.7 million were classified in General and administrative, and $0.2 million and $0.9 million were classified in Other operating expense (income), net, respectively.

(5)	The Company has foreign currency denominated intercompany loans and incurred foreign currency gains/losses to re-measure the loans at quarter end. These amounts are non-cash and the loans are eliminated in consolidation.

(6)	The Company's derivative contracts are marked-to-market each period. The non-cash unrealized changes in fair value recognized in Other (income) expense, net within the Condensed Consolidated Statements of Operations are treated as Non-GAAP adjustments. As the contracts are settled, realized gains and losses are recognized, and only the mark-to-market impacts are treated as Non-GAAP adjustments.

(7)	The Company incurred fees related to shareholder activism which include directly applicable third-party advisory and professional service fees.

(8)	Tax indemnification represents the non-cash write off of indemnification assets that were recorded in connection with acquisitions from prior years. These write-offs arose as a result of the related uncertain tax position being released due to the statute of limitation lapse or settlement with taxing authorities.

The following tables reconcile the Company’s adjusted gross profit, adjusted total operating expenses, adjusted operating (loss) income, adjusted total other expense (income), adjusted income tax expense (benefit), and adjusted net (loss) income to their most directly comparable GAAP measure, for three and six months ended June 30, 2024 and 2023:
TREEHOUSE FOODS, INC.
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited, in millions, except per share amounts)

	Three Months Ended June 30, 2024
	Gross profit	Total operating expenses	Operating (loss) income	Total other expense	Income tax (benefit) expense	Net (loss) income from continuing operations
As reported (GAAP)	$128.3	$132.3	$(4.0)	$16.9	$(4.2)	$(16.7)
Adjustments:
Impairment(1)	—	(19.3)	19.3	—	—	19.3
Growth, reinvestment, restructuring programs & other(2)	—	(11.5)	11.5	—	—	11.5
Broth facility restoration and product recall costs(3)	7.5	—	7.5	—	—	7.5
Acquisition, integration, divestiture, and related costs(4)	0.2	(1.7)	1.9	—	—	1.9
Foreign currency loss on re-measurement of intercompany notes(5)	—	—	—	(1.1)	—	1.1
Mark-to-market adjustments(6)	—	—	—	1.5	—	(1.5)
Taxes on adjusting items	—	—	—	—	8.1	(8.1)
As adjusted (Non-GAAP)	$136.0	$99.8	$36.2	$17.3	$3.9	$15.0

As reported (% of net sales)	16.3%	16.8%	(0.5)%	2.1%	(0.5)%	(2.1)%
As adjusted (% of net sales)	17.2%	12.7%	4.6%	2.2%	0.5%	1.9%

Earnings (loss) per share from continuing operations:
Diluted						$(0.32)
Adjusted diluted						$0.29

Weighted average common shares:
Diluted for net loss from continuing operations						52.3
Diluted for adjusted net income from continuing operations						52.5

	Three Months Ended June 30, 2023
	Gross profit	Total operating expenses	Operating income	Total other (income) expense	Income tax expense	Net income from continuing operations
As reported (GAAP)	$133.2	$102.9	$30.3	$(1.1)	$9.0	$22.4
Adjustments:
Growth, reinvestment, restructuring programs & other(2)	—	(8.9)	8.9	—	—	8.9
Acquisition, integration, divestiture, and related costs(4)	—	(4.8)	4.8	—	—	4.8
Foreign currency gain on re-measurement of intercompany notes(5)	—	—	—	2.5	—	(2.5)
Mark-to-market adjustments(6)	—	—	—	9.4	—	(9.4)
Tax indemnification(8)	—	—	—	(0.1)	—	0.1
As adjusted (Non-GAAP)	$133.2	$89.2	$44.0	$10.7	$9.0	$24.3

As reported (% of net sales)	16.6%	12.8%	3.8%	(0.1)%	1.1%	2.8%
As adjusted (% of net sales)	16.6%	11.1%	5.5%	1.3%	1.1%	3.0%

Earnings per share from continuing operations:
Diluted						$0.39
Adjusted diluted						$0.43

Weighted average common shares:
Diluted for net income from continuing operations						56.8
Diluted for adjusted net income from continuing operations						56.8

	Six Months Ended June 30, 2024
	Gross profit	Total operating expenses	Operating (loss) income	Total other expense	Income tax (benefit) expense	Net (loss) income from continuing operations
As reported (GAAP)	$240.3	$249.5	$(9.2)	$27.0	$(7.8)	$(28.4)
Adjustments:
Impairment(1)	—	(19.3)	19.3	—	—	19.3
Growth, reinvestment, restructuring programs & other(2)	—	(18.2)	18.2	—	—	18.2
Broth facility restoration and product recall costs(3)	14.4	—	14.4	—	—	14.4
Acquisition, integration, divestiture, and related costs(4)	2.1	(3.9)	6.0	—	—	6.0
Foreign currency loss on re-measurement of intercompany notes(5)	—	—	—	(3.5)	—	3.5
Mark-to-market adjustments(6)	—	—	—	8.5	—	(8.5)
Taxes on adjusting items	—	—	—	—	11.3	(11.3)
As adjusted (Non-GAAP)	$256.8	$208.1	$48.7	$32.0	$3.5	$13.2

As reported (% of net sales)	14.9%	15.5%	(0.6)%	1.7%	(0.5)%	(1.8)%
As adjusted (% of net sales)	16.0%	12.9%	3.0%	2.0%	0.2%	0.8%

Earnings (loss) per share from continuing operations:
Diluted						$(0.54)
Adjusted diluted						$0.25

Weighted average common shares:
Diluted for net loss from continuing operations						53.0
Diluted for adjusted net income from continuing operations						53.4

	Six Months Ended June 30, 2023
	Gross profit	Total operating expenses	Operating income	Total other expense	Income tax expense	Net income from continuing operations
As reported (GAAP)	$286.8	$215.6	$71.2	$12.1	$16.3	$42.8
Adjustments:
Growth, reinvestment, restructuring programs & other(2)	—	(24.2)	24.2	—	—	24.2
Acquisition, integration, divestiture, and related costs(4)	—	(8.6)	8.6	—	—	8.6
Foreign currency gain on re-measurement of intercompany notes(5)	—	—	—	2.7	—	(2.7)
Mark-to-market adjustments(6)	—	—	—	3.5	—	(3.5)
Shareholder activism(7)	—	(0.3)	0.3	—	—	0.3
Tax indemnification(8)	—	—	—	(0.3)	—	0.3
Taxes on adjusting items	—	—	—	—	6.0	(6.0)
As adjusted (Non-GAAP)	$286.8	$182.5	$104.3	$18.0	$22.3	$64.0

As reported (% of net sales)	17.3%	13.0%	4.3%	0.7%	1.0%	2.6%
As adjusted (% of net sales)	17.3%	11.0%	6.3%	1.1%	1.3%	3.9%

Earnings per share from continuing operations:
Diluted						$0.75
Adjusted diluted						$1.13

Weighted average common shares:
Diluted for net income from continuing operations						56.8
Diluted for adjusted net income from continuing operations						56.8

TREEHOUSE FOODS, INC.
RECONCILIATION OF NET CASH USED IN OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW FROM CONTINUING OPERATIONS
(Unaudited, in millions)

	Six Months Ended June 30,
	2024	2023

Cash flow used in operating activities from continuing operations	$(71.8)	$(46.6)
Less: Capital expenditures	(51.1)	(54.3)
Free cash flow from continuing operations	$(122.9)	$(100.9)